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                                                                    Exhibit 99.3
   [CHASE LOGO]

                        Consent of Chase Securities Inc.

   We hereby consent to (i) the use of our opinion dated November 2, 1999 to the Board of Directors of Group Maintenance America Corp. as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Building One Services Corporation with and into Group Maintenance America Corp., and (ii) the reference to such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY," "THE MERGER--Background of the Merger," "--Recommendation of the GroupMAC Board; GroupMAC's Reasons for the Transaction" and "--Opinion of Financial Advisor to GroupMAC."

   In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          CHASE SECURITIES INC.

                                          By:  /s/ Thomas O'Driscoll
                                             ----------------------------------
                                             Name: Thomas O'Driscoll
                                             Title: Vice President

Houston, Texas
December 22, 1999